Exhibit (j) 1.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 22, 2006, relating to the financial statements and financial highlights which appear in the October 31, 2006 Annual Reports to Shareholders of the Russell Investment Company, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Seattle, Washington

February 21, 2007